Exhibit 3.2


                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  CARDIA, INC.

         The undersigned, the incorporator of Cardia, Inc., a Minnesota Corporation, in order to amend the Articles of Incorporation of Cardia, Inc. hereby states as follows:

         The following Amendment to the Articles of Incorporation of Cardia, Inc. is hereby adopted in accordance with Minnesota Statutes, Chapter 302A.171:

                                  "ARTICLE III

                  The authorized capital stock of this corporation shall be Eleven Million (11,000,000) shares which shall be Ten Million (10,000,000) shares of Common Stock, $.01 par value per share, and One Million (1,000,000) shares of Preferred Stock, par value $ .01 per share. The Preferred Stock may be issued from time to time as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is authorized, by adopting resolutions providing for the issuance of Preferred Stock of any particular series, to establish the number of shares of Preferred Stock to be included in each such series, and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions thereof, including without limitation the right to create voting, dividend and liquidation preferences greater than those of Common Stock."


         In Witness Whereof, I have hereunto set my hand this 30th day of December, 1998.

                                          /s/ Joseph A. Marino
                                          -----------------------------------
                                          Joseph A. Marino, Incorporator


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